Exhibit 2




         HSN, INC. ACQUIRES CONTROLLING INTEREST IN TICKETMASTER GROUP, INC.; TICKETMASTER RECONSTITUTES BOARD

         ST. PETERSBURG, Fla., and LOS ANGELES, July 17 /PRNewswire/ -- HSN, inc. (Nasdaq:HSNI) announced today that it has consummated the previously announced agreement to acquire Paul G. Allen's interest in Ticketmaster Group, Inc., (Nasdaq:TKTM) in a stock-for-stock transaction. The shares issued by HSNi to Mr. Allen represent approximately 11% of HSNi's equity after giving effect to the transaction. HSNi issued approximately 7.2 million shares to Mr. Allen in exchange for approximately 12.3 million of his common shares of Ticketmaster, representing approximately 49.6% of the currently outstanding Ticketmaster equity securities. In connection with the closing, Mr. Allen, Fredric D. Rosen and William Savoy joined the HSNi Board of Directors.

         Also, in connection with the closing, Barry Diller, Chairman and Chief Executive Officer of HSN, inc., and James Held, President and Chief Executive Officer of Home Shopping Network, Inc. and Vice Chairman of HSN, inc., joined the Ticketmaster Board of Directors. In addition, Ticketmaster announced that Jonathan Dolgen, Chairman of Viacom Entertainment Group, and Peter Barton, President of Barton and Associates, have joined the Ticketmaster Board as outside directors. Charles Gerber, Terence Strom and David Liddle resigned from the Ticketmaster Board. Mr. Allen continues as Chairman and Mr. Rosen continues as President and Chief Executive Officer of Ticketmaster Group, Inc.

         HSN, inc. is the parent company to Home Shopping Network, Silver King Broadcasting and SF Broadcasting, and has home shopping joint ventures in Germany and Japan. The Home Shopping Network, which pioneered the television shopping industry in 1982, currently reaches 70 million households via cable and broadcast station affiliates and also owns the Internet Shopping Network. Silver King Broadcasting, the sixth-largest television broadcast group in the nation, owns and operates 12 independent full-power UHF stations in 11 major markets and holds minority interest in stations in six major markets. SF Broadcasting owns and operates VHF Fox affiliates in Honolulu, New Orleans, Mobile, Alabama and Green Bay, Wisconsin.

         Ticketmaster is the world's leading computerized ticketing service, selling over 70 million tickets a year through approximately 2,900 retail center outlets, 25 telephone call centers and Ticketmaster's Internet site.

         Contact: Jennifer Goebel of HSN, inc., 212-247-5823; or Susan Pierson of Vulcan Northwest, 206-453-1940; or George Sard or Debbie Miller of Sard Verbinnen & Co., 212-687-8080